Exhibit 4(k)

ALLSTATE LIFE INSURANCE COMPANY

3100 SANDERS ROAD

NORTHBROOK, IL 60062

COMBINATION ROLL-UP VALUE AND PERIODIC VALUE DEATH BENEFIT

SCHEDULE SUPPLEMENT

Annuity Number: [XXXXX]

Effective Date of the Rider: [Issue Date of the Annuity]

Rider Death Benefit Target Date:

[One Owner: [Later of the Annuity anniversary coinciding with or next following the current Owner’s [80]th birthday or the [5]th Annuity anniversary following the Effective Date of the Rider]

More than One Owner: [Later of the Annuity anniversary coinciding with or next following the older current Owner’s [80] th birthday or the [5] th Annuity anniversary following the Effective Date of the Rider]

The Owner is not a natural person: [Later of the Annuity anniversary coinciding with or next following the current Annuitant’s [80] th birthday or the [5] th Annuity anniversary following the Effective Date of the Rider]

Frequency of each Periodic Anniversary: [One year]

Roll-Up Rate:

[Length of Time Since the Effective Date	Annual Effective Rate
[0-2] years	[5.0	]%
[3-5] years	[5.0	]%
[6-8] years	[5.0	]%
[9+] years	[5.0	]%]

Roll-Up Cap Percentage: [Not applicable]%

Dollar-for-Dollar Limit Percentage: [5.0]%

Charge for the Rider: [Assessed daily at the annual rate of [0.50]%]

[Charge for the Rider that would apply if no other Options were elected: [0.60]%]

Termination: [Elective termination is not available.]